Exhibit 99.1

                ATC to Acquire Medical Staffing Firm in Arizona

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 1, 2006--ATC Healthcare, Inc., (AMEX:AHN) a leader in medical staffing, announced today that it has entered into an agreement to acquire a leading provider of per-diem and travel-nursing services in the Arizona market. The company, with three locations in Arizona, had revenues of approximately $7 million last year and should be accretive to ATC's earnings. The closing of the acquisition is expected to occur by June 20, 2006, and is subject to certain conditions, including the obtaining of consents. To finance the acquisition, ATC sold $1.0 million of its new Series C Preferred stock which is convertible into Class A Common Stock at $0.45 per share.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 54 locations in 31 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 health care professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2006 as filed with the Securities and Exchange Commission on May 30, 2006.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com
             or
             Investors:
             BPC Financial Marketing
             John Baldissera, 800-368-1217